ASSET PURCHASE AGREEMENT
MADE AS OF
March 20, 2013
BETWEEN

SCHNEIDER POWER PROVIDENCE BAY INC.
- and -
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
- and -
LEADER RESOURCES SERVICES CORP.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION	1

1.1	Definitions 1

1.2	Certain Rules of Interpretation 9

1.3	Entire Agreement 10

1.4	Schedules and Exhibits 10

ARTICLE 2 PURCHASE AND SALE	11

2.1	Purchase and Sale of Purchased Assets 11

2.2	Excluded Assets 12

2.3	Purchase Price 12

2.4	Allocation of Purchase Price 13

2.5	Satisfaction of the Purchase Price 13

2.6	Assumed Liabilities 13

2.7	Excluded Liabilities 14

2.8	Payment of Taxes and Registration Charges on Transfer 14

2.9	Risk Pending Closing 15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES	15

3.1	Representations and Warranties of Vendor and Quantum 15

3.2	Representations and Warranties of the Purchaser 24

3.3	Non-Waiver 26

3.4	Nature and Survival 26

ARTICLE 4 PURCHASER’S CONDITIONS PRECEDENT	26

4.1	Truth and Accuracy of Representations of Vendor at the Closing Time 26

4.2	Performance of Obligations 26

4.3	Original Executed Documents 27

4.4	Receipt of Closing Documentation 27

4.5	Consents, Authorizations and Registrations 28

4.6	Bulk Sales Compliance 28

4.7	No Proceedings 28

4.8	No Material Damage 28

4.9	No Material Adverse Change 28

4.10	Electricity Generation Licence 28

4.11	Encumbrances 28

4.12	Completion of Purchase of Project Real Property 29

ARTICLE 5 VENDOR’S CONDITIONS PRECEDENT	29
5.1Truth and Accuracy of Representations of the Purchaser at Closing Time    29
5.2No Proceedings    29
5.3Performance of Obligations    29

ARTICLE 6 OTHER COVENANTS OF THE PARTIES	30

6.1	Assumption and Acknowledgement Agreements 30

TABLE OF CONTENTS
(continued)

6.2	Conduct of Vendor Prior to Closing 30

6.3	Access for Investigation 31

6.4	Confidentiality 31

6.5	Notification of Municipality 32

ARTICLE 7 INDEMNIFICATION	32

7.1	Indemnification. 32

7.2	Notice of Claim. 33

7.3	Direct Claims. 33

7.4	Third Party Claims 33

7.5	Additional Rules and Procedures 34

7.6	Indemnification Claims. 35

7.7	Tax Status of Payments 35

7.8	Exclusive Remedy 35

7.9	Termination of Obligations 36

7.10	Trustee and Agent 36

ARTICLE 8 ARBITRATION	36

8.1	Arbitration 36

ARTICLE 9 GENERAL	37

9.1	Submission to Jurisdiction 37

9.2	Notices 38

9.3	Public Notices 39

9.4	Expenses 39

9.5	Planning Act (Ontario) 39

9.6	Amendment 39

9.7	Assignment 39

9.8	Enurement 39

9.9	Further Assurances 39

9.10	Severability 40

9.11	Transfer and Delivery of Project and Purchased Assets 40

9.12	Execution and Delivery 40

ASSET PURCHASE AGREEMENT
THIS AGREEMENT is made as of the 20th day of March, 2013
BETWEEN:
LEADER RESOURCES SERVICES CORP.
(“Purchaser”)
- and –
SCHNEIDER POWER PROVIDENCE BAY INC.
(“Vendor”)
- and –
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(“Quantum”)
WHEREAS the Vendor is a direct wholly-owned subsidiary of the Project Real Property Vendor, and an indirect wholly-owned subsidiary of Quantum;
AND WHEREAS 1604718 Ontario Inc., a corporation governed by the laws of the Province of Ontario (the “Project Real Property Purchaser”) and the Purchaser have entered into an agreement of purchase and sale dated as of March 20, 2013 (the “Project Real Property Purchase Agreement”) with Schneider Power Inc., a corporation governed by the laws of the Province of Ontario (the “Project Real Property Vendor”) whereby the Project Real Property Purchaser and the Purchaser have agreed to purchase the Project Real Property from the Project Real Property Vendor upon the terms and conditions set out therein;
AND WHEREAS the Vendor wishes to sell, and the Purchaser wishes to purchase, all of the Purchased Assets, as that term is hereinafter defined, on and subject to the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions
Terms that are defined in this Agreement have the same meaning throughout this Agreement. For the purposes of this Agreement:
“Aboriginal Group” includes any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), First Nation, Aboriginal person or people, native person or people, indigenous person or people, Métis person or people and any Person representing, or purporting to represent, any of the foregoing.
“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the possession, directly or indirectly, of the power to direct the management and policies/business or affairs of a Person whether through the ownership of voting securities or otherwise provided that if two or more Persons possess equal power to direct the management and policies/business or affairs of a Person, each of such Persons shall be deemed to control such Person;
“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;
“Applicable Laws” means with respect to any Person, Purchased Asset, transaction or event, all laws, by-laws, rules, regulations, orders, judgments, decrees, decisions or other requirements having the force of law in existence as at the Closing Date, in each case of any Governmental Authority, relating to or applicable to such Person, Purchased Asset, transaction or event;
“Arbitration Act” has the meaning given in Section 8.1;
“Assumed Liabilities” has the meaning given in Section 2.6;
“Bullfrog” means Bullfrog Power Inc., a corporation governed by the laws of the Province of Ontario;
“Business Day” means any day, other than a Saturday or Sunday, on which the principal banks in Toronto, Ontario are open for commercial banking business during normal banking hours;
“Canada” means Her Majesty the Queen in Right of Canada;
“Claims” includes claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, debts, liabilities, expenses, costs,

damages or losses, contingent or otherwise, including incidental and consequential damages, loss of value, professional fees, including fees of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;
“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Assets under this Agreement;
“Closing Date” means the date that is five Business Days following the date the last of the conditions precedent in favour of the Purchaser set forth in Sections 4.4(a) through to (e) and Section 4.9 have been satisfied or waived by the Purchaser, or such other date as may be agreed in writing by the Vendor and Purchaser;
“Closing Time” means 10 a.m. EST on the Closing Date;
“Contracts” means contracts, licences, leases, agreements, commitments, entitlements or engagements and includes applications, quotations, orders or tenders for any contract, licence, lease, agreement or right which remain open for acceptance and all warranties, guarantees, undertakings, assurances, indemnities and similar rights (express or implied), but expressly excludes the Real Property Agreements;
“Deposit” has the meaning given in Section 2.5(a);
“Default” means in respect of a Contract, Real Property Agreement, Governmental Authorization or instrument, a breach or default under the Contract, Real Property Agreement, Governmental Authorization or instrument or the existence of a condition, event or act which, with the giving of notice or the lapse of time or both, would constitute a breach or default under the Contract, Real Property Agreement, Governmental Authorization or instrument;
“Direct Claim” has the meaning given in Section 7.2;
“Dispute” has the meaning given in Section 8.1;
“Distribution Connection Agreement” means the Distribution Connection Agreement #542689 (last revision dated June 17, 2010) between the Vendor and HONI with respect to the Project, as amended, superseded or replaced;
“EcoLogo Licence Agreement” means the Electricity – Renewable Low-Impact Licence Agreement no. CCD-003 dated April 19, 2007 issued by Environment Canada to the Vendor in respect of the Project, and whereby the Project has been certified by the Environmental Choice Program administered by Environment Canada, as amended, superseded or replaced;
“Electricity Generation Licence” means the Electricity Generation Licence issued on July 23, 2008 by the OEB to the Vendor, and valid until July 22, 2028, as amended, superseded or replaced;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant, restriction, development or similar agreement, easement, right-of-way, title defect, option or adverse claim or other encumbrance of any kind or character whatsoever;
“Enercon GmbH” means Enercon GmbH, a company incorporated under the laws of the Federal Republic of Germany;
“Enercon Partner Konzept Agreement” means the Enercon Partner Konzept Agreement contract number S-02611-V01 dated as of May 3, 2007, between Enercon GbmH and the Vendor whereby Enercon GmbH has agreed to provide certain service and maintenance activities on each of the WECs, as amended, superseded or replaced;
“Environmental Law” means any federal, provincial, municipal or local statute, law (including common and civil law), regulation or other requirement, or any judgment, order, injunction, decision, direction, determination, award, regulatory policy, practice, ruling, interpretation, guideline or directive issued by any Canadian Governmental Authority or any permit (in each case whether or not having the force of law) relating to the protection of the environment or natural resources, the handling, transportation, Release of, or exposure to, Hazardous Substances and health and safety matters;
“Equipment” means WEC (Veronika), WEC (Victoria), and the equipment listed in Schedule 3.1(q);
“ETA” means the Excise Tax Act (Canada);
“Excluded Assets” has the meaning given in Section 2.2;
“Excluded Liabilities” has the meaning given in Section 2.6;
“Financial Statements” has the meaning given in Section 3.1(h);
“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity:

(a)	having jurisdiction on behalf of any nation, province, state or other geographic or political subdivision thereof; or

(b)	exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;
“Governmental Authorizations” means authorizations, approvals (including any environmental approvals), orders, certificates, consents, directives, notices, licences, permits, variances, registrations or similar rights issued to, or applied for by or from any Governmental Authority including all interconnection applications and queue positions, rights and entitlements acquired from any Governmental Authority, and all applications, requests and agreements relating to any of the foregoing;
“GST/HST” means goods and services tax or harmonized sales tax payable pursuant to Part IX of the ETA, or any other statute in any other jurisdiction of Canada, as such statutes may be amended, modified or replaced from time to time, including any successor statute;
“Hazardous Substances” means any contaminants, pollutants, substances or materials that, when released into the natural environment, could cause, at some immediate or future time, harm or degradation to the natural environment or risk to human health, provided such contaminants, pollutants, substances or materials are prohibited, controlled or regulated by any Governmental Authority, and includes any “contaminants”, “dangerous substances”, “hazardous materials”, “hazardous substances”, “hazardous wastes”, “industrial wastes”, “liquid wastes”, “pollutants” and “toxic substances” as defined in, referred to or contemplated in any Environmental Laws;
“HONI” means Hydro One Networks Inc., and its successors;
“Indemnified Party” means the Purchaser Indemnified Persons or the Vendor Indemnified Persons, as applicable, having a right to be indemnified under Article 7;
“Indemnitor” means the Vendor and Quantum, jointly and severally, on the one hand, or the Purchaser, on the other, as applicable, having an obligation to indemnify any Indemnified Party under Article 7;
“Intellectual Property” means intellectual property of any nature and kind including all domestic and foreign trade-marks, business names, trade names, domain names, trading styles, patents, trade secrets, software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques, and know-how;
“ITA” means the Income Tax Act (Canada);
“Liability” means any damages, fines, penalties, deficiencies, losses or other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due);
“Lien” means any mortgage, lien, claim, pledge, option, charge, easement, security interest, community property interest, condition, equitable interest, right of first refusal, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties or restriction of any kind, including any restriction on voting, transfer, receipt of income, or exercise of any other attribute of ownership, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof;

“Loss” means, in respect of an Indemnified Party, the amount of (a) any out-of-pocket loss, cost, expense, damage or Liability, including interest, fines, reasonable legal and accounting fees and expenses, reduced by (b) any amounts received by the Indemnified Party as a result of any recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person in connection with the circumstances giving rise to such out-of-pocket loss, cost, expense, damage or Liability, including interest, fines, reasonable legal and accounting fees and expenses;
“Material Adverse Change” means, with respect to the Project, any fact, event, change, development, claim, omission or occurrence that, individually or together with any other fact, event, change, development, claim, omission or occurrence, affects the Project or the business, affairs or operations thereof, or any aspect of same, including its condition (financial or otherwise), results of operations, assets, obligations, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), in a manner that is materially adverse thereto, or that could be reasonably expected to do so, except to the extent resulting from (i) changes in general local, domestic, foreign, or international economic conditions, (ii) changes in business or economic conditions affecting the power industry generally; or (iii) any changes in Applicable Laws or accounting rules or principles.
“Notice” has the meaning given in Section 9.2.
“OEB” means the Ontario Energy Board, and its successors;
“Parties” means, collectively, the Vendor, Quantum, and the Purchaser; and “Party” means any one of them;
“Permitted Encumbrances” means the Encumbrances listed in Schedule 1.1A;
“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;
“Power Purchase Agreement (Veronika)” means the Power Purchase Agreement – Renewable Energy Supply From Wind dated as of May 29, 2006, between the Vendor and Bullfrog whereby the Vendor has agreed to sell, and Bullfrog has agreed to purchase, Contract Energy and Excess Energy, as those terms are defined in the said agreement, upon the terms and conditions set out in the said agreement, and generated by WEC Veronika, as amended by a Power Purchase Agreement Rider dated as of October 30, 2006 between the Vendor and Bullfrog, as amended, superseded or replaced;
“Power Purchase Agreement (Victoria)” means the Power Purchase Agreement – Renewable Energy Supply From Wind dated as of October 30, 2006, between the Vendor and Bullfrog whereby the Vendor has agreed to sell, and Bullfrog has agreed to purchase, Contract Energy and Excess Energy, as those terms are defined in the said agreement, upon the terms and conditions set out in the said agreement, and generated by WEC Victoria, as amended by a Power Purchase Agreement Rider dated as of October 30, 2006 between the Vendor and Bullfrog, as amended, superseded or replaced;
“Project” means the 1.6 megawatt wind powered electricity generation project known as the Providence Bay Wind Farm owned and operated by the Vendor in and on the Project Real Property;
“Project Information” means all wind data, wind data assessments, wind models, reports and other work product with respect to the Project or the Purchased Assets, including all feasibility studies, First Nation consultation results, system impact studies, facility studies, environmental, archaeological, and endangered species studies and works in progress, wind modeling, environmental data and studies, surveys, soil reports, subsurface investigations, records, legal descriptions and information and other work product which respect to the Project or the Purchased Assets, whether in hard copy or stored on computer related or other electronic media and all intellectual property rights which the Vendor or any of its Affiliates may have therein;
“Project Lender” means collectively, Credit Union Central of Ontario Limited, Community First Credit Union Limited, and Espanola & District Credit Union Limited, and their successors.
“Project Loan” means the term loan by the Project Lender to the Vendor in the original principal amount of $2,700,000 pursuant to the Project Loan Agreement, and to finance the design, construction and commissioning of the Project on the Project Real Property;
“Project Loan Agreement” means the commitment letter dated March 5, 2007 between the Project Lender, as lender, the Vendor, as borrower, and the Project Real Property Vendor, as guarantor, as amended by two Commitment Letter Amending Agreements dated November 20, 2008 and June 24, 2011, respectively, and as renewed by a letter dated March 21, 2012 issued by Central 1 Credit Union and acknowledged and accepted by each of the Vendor and the project real property owner, as amended, superseded or replaced;
“Project Loan Security” means the security, including the Real Property Easement Mortgage, provided or required to be provided by the Vendor and any other Person to the Project Lender and to secure all or any part of the present and future indebtedness and liability of the Vendor under the Project Loan Agreement, as amended, superseded or replaced;
“Project Real Property” means the real property described in Schedule 1.1B;
“Project Real Property Easement Acknowledgement Agreement” means the Easement Acknowledgement Agreement dated as of April 3, 2007 between the Project Real Property Vendor, the Project Lender, and the Vendor whereby, among other things, the Project Real Property Vendor consented to the mortgage and charge of the Project Real Property Easement Agreement by the Vendor to the Project Lender, as amended, superseded or replaced;

“Project Real Property Easement Agreement” means the Restated and Amended Wind Farm Easement Agreement dated as of March 15, 2007 between the Project Real Property Vendor and the Vendor, as attached to a transfer of easements registered against title to the Project Real Property in the Land Registry Office for the Land Registry Division of Manitoulin (No. 31) on March 30, 2007 as Instrument No. 77865, as amended, superseded or replaced;
“Project Real Property Easement Mortgage” means the mortgage and charge of the Project Real Property Easement Agreement by the Vendor to the Project Lender as part security for the performance by the Vendor of its obligations under the Project Loan Agreement, as attached to a charge/mortgage of land registered against the Project Real Property Easement Agreement in the Land Registry Office for the Land Registry Division of Manitoulin (No. 31) on April 10, 2007 as Instrument No. 77906, as amended, superseded or replaced;
“Project Real Property Purchaser” has the meaning given in the recitals hereto;
“Project Real Property Vendor” has the meaning given in the recitals hereto;
“Purchase Price” has the meaning given in Section 2.3;
“Purchased Assets” has the meaning given in Section 2.1;
“Purchaser” means Leader Resources Services Corp., a corporation governed by the laws of the Province of Ontario, and its successors and permitted assigns;
“Purchaser Indemnified Persons” has the meaning given in Section 7.1(a);
“Purchaser's Knowledge” means the actual knowledge of the Purchaser after making such inquiries as reasonable in the circumstances;
“Quantum” means Quantum Fuel Systems Technologies Worldwide, Inc., a corporation governed by the laws of the State of Delaware, and its successors and permitted assigns;
“Real Property Agreements” means, collectively, (i) the Project Real Property Easement Agreement, (ii) the Project Real Property Easement Acknowledgment Agreement, and (iii) any other licences, permits, occupancy agreements, encroachment agreements, easements and declarations entered into by the Vendor, pursuant to which the Vendor has a right to access, develop, use or occupy all or any portion of the Project Real Property and restrictive covenants whereby the Vendor may prevent others from developing or constructing improvements which may adversely affect the Project;
“Release” means any release, spill, pouring, emitting, emptying, discharging, depositing, disposing, dumping, migrating, seeping, traveling or permitting to escape into any part of the environment (including any land (whether improved or not), surface or ground water or air) and “Release”, when used as a verb, means to release, spill, pour, emit, empty, discharge, deposit, dispose, dump, migrate, seep, travel or permit to escape into any part of the environment;
“Renewable Contribution Agreement” means the Renewable Contribution Agreement dated March 30, 2009/March 31, 2009 between the Vendor and Canada whereby Canada agreed to provide financial assistance to the Vendor and in respect of a 0.8 megawatt portion of the Project, as amended, superseded or replaced;
“Tax” or “Taxes” means all federal, state, local or foreign and other income, profits, capital, gross receipts, windfall profits, occupational, severance, property, production, sales, use, license, excise, franchise, employment, unemployment insurance, social security, disability, workers’ compensation, withholding, transfer, payroll, goods and services, real and personal property ad valorem, occupancy, stamp, transfer, value-added or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority; and any liability for the payment of amounts with respect to payment of a type described in the preceding clause, including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement;
“Third Party Claim” has the meaning given in Section 7.2;
“Vendor” means Schneider Power Providence Bay Inc., a corporation governed by the laws of the Province of Ontario;
“Vendor Indemnified Persons” has the meaning given in Section 7.1(b);
“Vendor’s Knowledge” means the actual knowledge of Thomas Schneider and Wayne Curtis after making such inquiries as reasonable in the circumstances, and the actual knowledge of Chandru Sharoff (Director of Finance of Quantum) without having made any inquiries;
“Vendor’s Qualified Knowledge” means the actual knowledge of Thomas Schneider, Wayne Curtis, and Chandru Sharoff (Director of Finance of Quantum) without having made any inquiries;
“WEC Veronika” means wind energy converter model E48-8, serial number 48758, manufactured by Enercon GmbH and having a name plate capacity of 0.8 megawatts;
“WEC Victoria” means wind energy converter model E48-8, serial number 48759, manufactured by Enercon GmbH and having a name plate capacity of 0.8 megawatts;
“WECs” means, collectively, WEC Veronika and WEC Victoria, and “WEC” means either WEC Veronika or WEC Victoria.

1.2	Certain Rules of Interpretation
In this Agreement:

(a)	Currency – Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

(b)
Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the law of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(c)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e)
No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)
Time – Time is of the essence in the performance of the Parties’ respective obligations. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Entire Agreement
This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

1.4	Schedules and Exhibits

The schedules and exhibits to this Agreement, as listed below, are an integral part of this Agreement. Any information disclosed on the schedules below in respect of any section or subsection of this Agreement will be deemed disclosed with respect to such other sections or subsections of this Agreement to which such information, on its face, would pertain in light of the form and substance of the disclosure made.

Schedule/Exhibit	Title
Schedule 1.1A	Permitted Encumbrances
Schedule 1.1B	Description of Project Real Property
Schedule 2.1(d)	Contracts
Schedule 2.1(e)	Governmental Authorizations
Schedule 2.4	Allocation of Purchase Price
Schedule 3.1(h)	Financial Statements
Schedule 3.1(q)	Equipment
Schedule 3.1(m)	Compliance with Laws
Schedule 3.1(t)(ii)	Prior Ranking Real Property Liens
Schedule 3.1(v)	Insurance
Schedule 3.1(y)	Environmental Reports
Schedule 3.1(z)	Environmental

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale of Purchased Assets
Subject to the terms and conditions hereof, the Vendor hereby agrees to sell, assign and transfer to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor, effective at the Closing Time, all right, title and interest of the Vendor in and to all the property and assets (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situate, for or related to the ownership, design, development, engineering, procurement (including concerning the supply of goods or services), construction, interconnection commissioning, operation, servicing, support and maintenance of the Project, or the sale or transmission of any of the electricity, capacity or other products and services generated and to be generated therefrom (collectively, the "Purchased Assets"), including:

(a)	all rights under the Real Property Agreements;

(b)	the Equipment, and all manufacturer and seller warranties in respect of the Equipment;

(c)
accounts receivable, trade accounts, notes receivable, book debts and other debts due, becoming due or accruing under each of the Power Purchase Agreement (Veronika) and the Power Purchase Agreement (Victoria) and from and after March 1, 2013, and the benefit of all securities for such accounts, notes and debts;

(d)	all rights under Contracts related to or in respect of the Project, all as set out in Schedule 2.1(d);

(e)	all rights arising under Governmental Authorizations related to or in respect of the Project, all as set out in Schedule 2.1(e);

(f)
all books and records of the Vendor relating to the Project or the Purchased Assets (other than all accounting records and books and records required by Applicable Law to be retained by the Vendor, copies of which will be made available to the Purchaser), including all policies, plans, audit reports, licences, orders, permits and all customer lists, sales records, price lists, and all other related files, records and information in the possession or control of the Vendor or its Affiliates, as the case may be, relating to the Project or the Purchased Assets, whether in hard copy or stored on computer related or other electronic media;

(g)	the Project Information;

(h)
all goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the Project in succession to the Vendor and the right to use any words indicating that the Project is so carried on, including the exclusive right to use the name “Providence Bay Wind Farm”, or any variation thereof, as part of the name or style under which the Project or any part thereof is carried on by the Purchaser; and

(i)
all rights of offset and credits in respect of any of the Assumed Liabilities, and all causes of action, claims, demands, rights and privileges against third parties in respect of any of the Assumed Liabilities.

2.2	Excluded Assets
The Purchased Assets shall not include any of the following property and assets (collectively, the “Excluded Assets”):

(a)	cash on hand or on deposit;

(b)
accounts receivable, trade accounts, notes receivable, book debts and other debts due, becoming due or accruing under each of the Power Purchase Agreement (Veronika) and the Power Purchase Agreement (Victoria) and prior to March 1, 2013, and the benefit of all securities for such accounts, notes and debts;

(c)	all income tax installments paid by the Vendor and the right to receive any refund of income taxes paid by the Vendor under the ITA; and

(d)	all corporate, financial, taxation and other records of the Vendor not pertaining exclusively or primarily to the Project or the Purchased Assets.

2.3	Purchase Price

The Parties agree that the consideration (the “Purchase Price”) payable by the Purchaser to the Vendor for the Purchased Assets is the sum of $66,000 plus the principal amounts of each of the Vendor’s liabilities existing at the Closing Time under each of, (i) the Project Loan Agreement, and (ii) the obligations of the Vendor described in Sections 2.6(a) and (b).

2.4	Allocation of Purchase Price
The Purchase Price shall be allocated among the Purchased Assets as set out in Schedule 2.4. The Parties hereby agree to report the purchase and sale of the Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with the foregoing allocation.

2.5	Satisfaction of the Purchase Price
The Purchase Price shall be paid and satisfied as follows as follows:

(a)
Within five (5) days following the execution of this Agreement by all Parties, the Purchaser shall deliver a deposit of $50,000 to be held by the Vendor’s solicitors upon the following trusts (the “Deposit”). The Parties shall enter into an escrow agreement with the Vendor’s solicitor in respect of the Deposit in a form reasonably acceptable to the Vendor’s solicitors. If the Closing does not occur on the Closing Date for any reason other than the non-fulfillment of all or any of the Vendor’s conditions set out in Article 5 (which conditions have not been waived by the Vendor), then the Deposit shall be immediately returned to the Purchaser. If the Closing does not occur on the Closing Date as a result of the non-fulfillment of all or any of the Vendor’s conditions set out in Article 5 (which conditions have not been waived by the Vendor), then the Deposit shall be immediately paid to the Vendor as liquidated damages and not as a penalty. If the Closing occurs on the Closing Date then the Deposit shall be paid to the Vendor in part satisfaction of the Purchase Price as hereinafter set out;

(b)
in respect of $66,000 of the Purchase Price, as to $50,000 by the delivery of the Deposit to the Vendor at the Closing Time and as to the balance, or $16,000, by the Payment by the Purchaser to the Vendor of the said amount at the Closing Time and by bank draft, certified cheque or wire transfer; and

(c)	in respect of the balance the Purchase Price, by the assumption by the Purchaser at the Closing Time of the liabilities and obligations of the Vendor contemplated in Sections 2.6(a), (b), and (c).

2.6	Assumed Liabilities
Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Closing Time:

(a)	the liability of the Vendor to Enercon GmbH under the Enercon Partner Konzept Agreement, which liability shall not exceed $45,605 at the Closing Time,

(b)	the liability of the Vendor to Hunter International Insurance in respect of the insurance policy described in Schedule 3.1(v), which liability shall not exceed $15,213 at the Closing Time,

(c)	all obligations and liabilities of the Vendor existing as at the Closing Time under the Project Loan Agreement, which liability shall not in the aggregate exceed $1,100,000 at the Closing Time,

(d)
all obligations and liabilities of the Vendor in connection with the preparation of the report required to be prepared by the Vendor pursuant to section 10 of the Environmental Assessment Screening Report for the Providence Bay/Spring Bay Wind Farm prepared by Natural Resources Canada in August, 2009, and

(e)	all obligations and liabilities of the Vendor arising from and after March 1, 2013 under:

(i)	the Contracts contemplated in Section 2.1(d) or described in Schedule 2.1(d),

(ii)	the Real Property Agreements, and

(iii)	the Governmental Authorizations contemplated in Section 2.1(e) or described in Schedule 2.1(e),
(collectively, the “Assumed Liabilities”).

2.7	Excluded Liabilities
The Purchaser shall not pay, satisfy, discharge, perform or fulfil, any of the following liabilities or obligations (collectively, the “Excluded Liabilities”):

(a)	liabilities of the Vendor for income or capital taxes;

(b)
liabilities and obligations of the Vendor to any employee of the Vendor, and to any independent contractor (other than Enercon GmbH) which has at any time provided services to the Vendor, arising at any time prior to and including the Closing Time;

(c)	liabilities and obligations of the Vendor to the extent attributable to Excluded Assets; and

(d)	any other liabilities and obligations of the Vendor which are not Assumed Liabilities.

2.8	Payment of Taxes and Registration Charges on Transfer
Purchaser and Vendor acknowledge and agree that the Purchase Price herein is exclusive of GST/HST. The Purchaser shall be responsible for the land transfer tax exigible on the transfer of the Real Property Agreements, if applicable. The Parties hereby agree to elect jointly under subsection 167(1) of the ETA, in the prescribed form and within the prescribed time for purposes of the ETA, in connection with the sale of the Purchased Assets hereunder. The Purchaser and the Vendor agree to elect jointly in the prescribed form under section 22 of the ITA as to the sale of the accounts receivable and other assets that are referred to in subsection 2.1(c) and described in section 22 of the ITA and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 2.4 as the consideration paid by the Purchaser therefor.

2.9	Risk Pending Closing
The Project and the Purchased Assets shall be and remain at the risk of the Vendor until Closing. Pending Closing, the Vendor shall maintain all insurance policies in place prior to the Closing. If, prior to the Closing Time, all or any part of the Purchased Assets are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by any Governmental Authority, unless the Purchaser terminates its obligations under this Agreement as contemplated by Article 4, the Purchaser shall complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchaser at the Closing Time and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned at the Closing Time to the Purchaser.
Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Vendor and Quantum
The Vendor and Quantum jointly and severally represent and warrant to the Purchaser the matters set out below:

(a)
Status of Vendor - the Vendor is a corporation incorporated and subsisting under the laws of the Province of Ontario. The Vendor is registered and otherwise duly qualified to carry on business in Ontario and has the power and capacity to own and dispose of the Project and the Purchased Assets, to enter into this Agreement and to carry out its terms. The Vendor is not a consumer as defined in the Consumer Protection Act, 2002;

(b)
Due Authorization and Enforceability - the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action by the Vendor and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general equitable principles;

(c)
No Violations; Consents - the execution, delivery and performance by the Vendor of this Agreement does not and will not (i) contravene, breach or result in any Default under the articles, by-laws, constating documents or other organizational documents of the Vendor, (ii) violate or be in conflict with, or constitute a Default under any Contract or Real Property Agreement to which the Vendor is a party or by which any of the Vendor’s properties or assets are or may be bound and which in any case, would materially and adversely affect the ability of the Vendor to perform its obligations under this Agreement, (iii) violate or be in conflict with, or constitute a Default under any judgement, decree, order or award of any Governmental Authority having jurisdiction over the Vendor and which in any case, would materially and adversely affect the ability of the Vendor to perform its obligations under this Agreement, (iv) violate or be in conflict with, or constitute a Default under any Governmental Authorization issued to the Vendor or relating to the Project or the Purchased Assets and which in any case, would materially and adversely affect the ability of the Vendor to perform its obligations under this Agreement, (v) violate any Applicable Law except to the extent that such violation could not reasonably be expected to limit in any material manner the ability of the Vendor to perform its obligations under this Agreement or the ability of the Purchaser to own and operate the Project, or (vi) result in the creation or imposition of any Encumbrance on any of the Purchased Assets;

(d)
Absence of Approvals or Consents - except as expressly contemplated in this Agreement, no approval, order, consent of, or filing with, any Governmental Authority or Person is required in connection with the execution, delivery and performance by the Vendor of this Agreement or the performance of the Vendor’s obligations under this Agreement;

(e)
No Other Rights to Purchase and Sale – except as expressly set out in this Agreement, no Person has any written or oral agreement, option, right or other interest, or any right or interest capable of becoming such, for the purchase, transfer, assignment, pledge, charge, mortgage, lease, license or other disposition or encumbrance of any of the Purchased Assets or any interest therein;

(f)	Subsidiaries - the Vendor has no direct or indirect subsidiaries or owns or holds any shares or other ownership, equity or proprietary interests of any kind in any other Person;

(g)
Books and Records - the books and records of the Vendor are complete and accurate in all material respects and all corporation proceedings and actions reflected in the records have been conducted and taken in compliance with all Applicable Laws and with the articles and by-laws and other constating documents of the Vendor;

(h)
Financial Statements - the Vendor’s unaudited financial statements for the year ended December 31, 2012 (the “Financial Statements”) attached hereto at Schedule 3.1(h), fairly and accurately present all of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Vendor at the date of the Financial Statements.

(i)	Absence of Changes - since December 31, 2012, the Project has been carried on only in the ordinary and normal course consistent with past practice and there has not been:

(i)	any material adverse change in the condition (financial or otherwise), of the assets, liabilities, operations, earnings, business or prospects of the Project;

(ii)	any damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets;

(iii)
any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Vendor in connection with the Project, other than those incurred in the ordinary and normal course of the Project and consistent with past practice;

(iv)
any payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Vendor in relation to the Project or the Purchased Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course of business consistent with past practice;

(v)	any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets;

(vi)	any capital expenditures or commitments relating to the Project or Purchased Assets in excess of $20,000 in the aggregate; or

(vii)	any change in the accounting or tax practices followed by the Vendor;

(j)
Taxes - The Vendor has duly filed on a timely basis all Tax returns required to be filed by it and has paid all Taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. The Vendor has made adequate provision for Taxes payable in respect of the Project for the current period and any previous period for which Tax returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims pending or, to the Vendor’s Knowledge, threatened against the Vendor in respect of Taxes, nor are any material matters under discussion with any Governmental Authority relating to Taxes asserted by any such Governmental Authority. The Vendor has withheld from each payment made to any of its past or present employees, officers or directors, and to any non‑resident of Canada, the amount of all Taxes required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under any Applicable Laws. The Vendor has remitted to the appropriate Governmental Authority, when required by law to do so, all amounts collected by it on account of GST/HST.

(k)
Litigation - there are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the Vendor’s Knowledge, pending or threatened against or relating to the Vendor, the Project or the Purchased

Assets before any Governmental Authority, which, if determined adversely to the Vendor, would,

(i)	enjoin, restrict or prohibit the sale by the Vendor of all or any part of the Purchased Assets as contemplated by this Agreement, or

(ii)	delay, restrict or prevent the Vendor from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, and to the Vendor’s Knowledge there is no existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success;

(l)
No Insolvency – the Vendor is not insolvent and has not committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrancer or receiver has taken possession of any of its property nor is any of the foregoing pending nor has any of the foregoing been threatened in writing;

(m)
Compliance with Laws – Other than as set out in Schedule 3.1(m), the Vendor has at all times conducted and is currently conducting its business and affairs in compliance in all material respects with all Applicable Laws;

(n)
Authorized Issued Capital of Vendor – all of the issued and outstanding shares in the capital of the Vendor are owned by the Project Real Property Vendor, and all of the issued and outstanding shares in the capital of the Project Real Property Vendor are owned by Quantum;

(o)
Absence of Undisclosed Liabilities - the Vendor has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding and which will become liabilities of the Purchaser as a consequence of the completion of the purchase and sale of the Purchased Assets contemplated hereby, whether by operation of law or otherwise, other than the Assumed Liabilities;

(p)
Title - the Vendor is the sole legal and beneficial owner of the Purchased Assets (but, for greater certainty, is not the owner of the Project Real Property, of which the Project Real Property Vendor is the sole legal and beneficial owner) with good and marketable title thereto, free and clear of any Encumbrance whatsoever (other than, in the case of the Project Real Property only, any Permitted Encumbrances) and is exclusively entitled to possess and dispose of same;

(q)
Purchased Assets and Equipment – All Purchased Assets owned and used by the Vendor in connection with the Project are in good operating condition and are in a state of good repair and maintenance. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Project due to inadequate maintenance of any of the Purchased Assets. All the tangible Purchased Assets are situate at the location set out in Schedule 3.1(q). The Equipment is all of the equipment used or acquired for use by the Vendor or any of its Affiliates solely with respect to the Project, including communications devices and power supply equipment. The Vendor has provided to the Purchaser copies of the maintenance records relating to the Equipment in its possession;

(r)
Governmental Authorizations – There are no Governmental Authorizations held by or on behalf of the Vendor with respect to the Project or the Purchased Assets other than those listed in Schedule 2.1(e). The Vendor has provided the Purchaser with correct and complete copies of, or access to, all such Governmental Authorizations. All of such Governmental Authorizations are in full force and effect, and the Vendor is not in breach of or in Default under, and no event has occurred and is continuing that would constitute a breach of or Default under, any such Governmental Authorizations. No proceedings are pending or, to the Vendor’s Qualified Knowledge, threatened, that would result in the revocation, termination, material modification or failure to renew any such Governmental Authorizations;

(s)
Litigation – there are no Claims, investigations or other proceedings, including appeals and applications for review, before any Governmental Authority in progress or, to the Vendor’s Knowledge, pending or threatened against or relating to or affecting the Purchased Assets, or that would interfere with the use and enjoyment of all or any part of the Purchased Assets or that could have a material adverse affect on the Purchased Assets or which could affect the Vendor’s right to own, occupy and operate the Purchased Assets. To the Vendor’s Knowledge, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(t)	Real Property

(i)
Except for such instruments disclosed by registered title to the Project Real Property, the Real Property Agreements are all of the agreements, licences, permits, occupancy agreements, encroachment agreements, easements and declarations and all amendments or supplements thereto, between the Vendor or its Affiliates (other than the Project Real Property Vendor) on the one hand, and other Persons, pursuant to which the Vendor or any of its Affiliates (other than the Project Real Property Vendor) has any rights with respect to the Project Real Property. There are no outstanding Defaults (or events which would constitute a Default with the passage of time or giving of notice or both) under the Real Property Agreements on the part of the Vendor or, to the Vendor’s Knowledge, on the part of any other party to the Real Property Agreements. Current and complete copies of the Real Property Agreements have been delivered to the Purchaser and none of the Vendor nor any of its Affiliates, or anyone on its or their behalf, is engaged in any current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Real Property Agreements;

(ii)
The Real Property Agreements grant the Vendor the necessary land use rights for the construction, operation and maintenance of the Project as currently contemplated on the Project Real Property. The Project Real Property is all of the real property necessary for the construction, operation and maintenance of the Project as currently contemplated on the Project Real Property. The Vendor has complied with all of its obligations under the Real Property Agreements. All covenants or restrictions, if any, to which any Project Real Property described in the Real Property Agreements is subject have not been breached in any material respect by the entering into, registration or existence of the Real Property Agreements, and the Vendor has not received any notice of violation (or claimed violation) thereof. To the Vendor’s Knowledge, there are no current or proposed expropriation or condemnation proceedings or exercises of rights of eminent domain with respect to any Project Real Property. Except as set out in Schedule 3.1(t)(ii), there are no registered Liens, or to the Vendor’s Knowledge, any other Liens, in respect of the Project Real Property ranking in priority to the Real Property Agreements;

(iii)
Each Real Property Agreement has been entered into with the Project Real Property Vendor who was then disclosed as the registered owner of the Project Real Property in the records of the Land Registry Office for the Land Registry Division of Manitoulin;

(iv)	Each Real Property Agreement creates a valid real property interest in the Project Real Property;

(v)
Each Real Property Agreement is in full force and effect in all respects, is unamended, and no Default has occurred thereunder which is outstanding or which would prevent the exercise of any options, rights of renewal or extensions contained therein;

(vi)
Without limiting the foregoing, each Real Property Agreement is a legal, valid and binding agreement and is enforceable against the Project Real Property Vendor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and subject to the application of general equitable principles and that the availability of specific performance is in the discretion of a court of competent jurisdiction;

(vii)
A notice in prescribed form for each Real Property Agreement has been registered in the applicable land registry office against the title to the Project Real Property and is sufficient to give subsequent purchasers for value and encumbrancers of interests in the Project Real Property effective notice of the Real Property Agreement and the rights of the Vendor thereunder, and all applicable land transfer taxes payable by the Vendor, if any, have been paid; and

(viii)	The Project Real Property has legal access to a public highway;

(u)
Accounts Receivable - All accounts receivable, book debts and other debts due or accruing to the Vendor in connection with the Project since March 1, 2013 are bona fide and good and, subject to an allowance for doubtful accounts that have been reflected on the books of the Vendor in accordance with generally accepted accounting principles, collectible without set‑off or counterclaim.

(v)
Insurance – Schedule 3.1(v) sets out all of the insurance policies which are maintained by or for the benefit of the Vendor. True and correct copies of all such insurance policies have been made available to the Purchaser. The Vendor is not in Default under the terms of those insurance policies. There are no claims or potential claims, and no claims have been made, by any Person under any policies of insurance maintained by the Vendor, other than claims submitted by the Vendor and paid out by the insurer within ninety (90) days of such submission;

(w)
No Expropriation - No part of the Purchased Assets has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding in respect thereof been given or commenced, nor to the Vendor’s Knowledge is there any intent or proposal to give any such notice or commence any such proceedings.

(x)
Contracts - The Vendor is not a party to any Contract other than the Contracts listed in Schedule 2.1(d). The Vendor has provided the Purchaser with accurate and complete copies of, or access to, each of such Contracts. Each of such Contracts is valid, binding and in full force and effect in all respects and enforceable by the Vendor in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and subject to the application of general equitable principles and that the availability of specific performance is in the discretion of a court of competent jurisdiction. The Vendor is not in Default under, or otherwise in violation of the terms of, any of such Contracts and all such Contracts are in good standing and in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder. To the Vendor’s Qualified Knowledge, no other party to any of such Contracts is in Default thereunder or otherwise in violation of the terms thereof;

(y)
Environmental Reports – To the Vendor’s Knowledge there are no environmental diligence reports, environmental impact assessments, or any other environmental reports including consultant reports and other materials relating to the Project (including the Project Real Property) other than the environmental reports listed in Schedule 3.1(y), a complete copy of each of which has been delivered to the Purchaser;

(z)    Environmental Liability and Hazardous Substances –

(i)
Other than as set out in Schedule 3.1(z), the Vendor has not received any notice that the Project Real Property or the Purchased Assets are or have been used in non-compliance with Environmental Laws and, to the Vendor’s Knowledge, since May 25, 2004 no event has occurred that would result in such non-compliance with Environmental Laws;

(ii)
the Vendor has not used or permitted to be used, except in compliance with all Environmental Laws, the Project Real Property to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

(iii)
in each case to the to the Vendor’s Knowledge, since May 25, 2004 no Hazardous Substance has been present, at, on, in, under or near the Project Real Property exceeding levels permitted under Environmental Laws, nor is any Hazardous Substance being, nor has any Hazardous Substance been from such date, Released at, on, in, under or near the Project Real Property exceeding levels permitted under Environmental Laws, and, since May 25, 2004, no part of the Project Real Property has been or is being used as a landfill or waste site;

(iv)
other than as set out in Schedule F, to the Vendor’s Knowledge there are no licences, permits, approvals, consents, certificates, registrations or other authorizations under Environmental Laws required in respect of the operation of the Project on the Project Real Property which have not been obtained and maintained in good standing;

(v)	the Vendor has never been prosecuted for non‑compliance with any Environmental Laws, nor has the Vendor settled any allegation of non‑compliance with any Environmental Laws short of prosecution;

(vi)
other than as set out in Schedule F, to the Vendor’s Knowledge there is no pending or threatened action, investigation, proceeding, notice, order, direction, judgment, claim, request for information, complaint, demand, administrative inquiry, or penalty under or in respect of any Environmental Laws and relating to or affecting the Vendor, the Project Real Property or the Purchased Assets that, (A) alleges a violation by or liability pursuant to any Environmental Laws, (B) results from the presence or Release of any Hazardous Substance, (C) requires any work, repairs or construction or capital expenditures to be made to or with respect to any of the Purchased Assets, nor (D) could otherwise impede the development, ownership or operation of the Purchased Assets;

(vii)	the Vendor has delivered or made available to the Purchaser true and complete copies of all written communications of a material nature dated prior to the date hereof between the Vendor and any Governmental Authority under or relating to any Environmental Laws and pertaining to the Project Real Property or the Purchased Assets, if any, and will deliver or make available to the Purchaser forthwith any such written communications received by the Vendor after the date hereof and prior to the Closing Time;

(viii)
to the Vendor’s Knowledge, since May 25, 2004 there have been no events, conditions, or circumstances that could form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any Person or Governmental Authority for which the Vendor could be held liable, with respect to any Hazardous Substances relating to or affecting the Property;

(ix)
since May 25, 2004 the Vendor has not installed, deposited or placed, (A) any underground or surface storage tanks or petroleum based substances in or on the soil or subsoil of the Project Real Property or in the ground water in or on the Project Real Property exceeding, in the case of petroleum based substances, levels permitted under Environmental Laws, (B) any urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances on or in the Property exceeding levels permitted under Environmental Laws; and

(x)
to the Vendor’s Knowledge there are no environmental diligence reports, environmental impact assessments, or any other environmental reports including consultant reports and other materials relating to the Project Real Property other than the Environmental Reports, a complete copy of each of which has been delivered to the Purchaser;

(aa)
Aboriginal Matters - To the Vendor’s Knowledge there is no and has never been any claim, assertion or demand, written or oral, whether proven or unproven, made by any Aboriginal Group, or any person acting on behalf of any Aboriginal Group in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or in relation to all or any portion of the Project, Purchased Assets or the Project Real Property, and the Vendor has disclosed to the Purchaser all written correspondence, notices, minutes of meetings and other documents as well as material oral communications of which the Vendor is aware, from or involving any Aboriginal Group or any person acting on behalf of any Aboriginal Group relating to the Vendor, the Project, the Purchased Assets or the Project Real Property;

(bb)	Residence of Vendor - the Vendor is not a non-resident of Canada for the purposes of the ITA;

(cc)	GST/HST – the Vendor is registered under Part IX of the ETA and its registration number is 818497943 RT0001;

(dd)	Purchased Assets are a Business or a Part of a Business – the Purchased Assets are a business or a part of a business that was established or has been carried on by the Vendor, and the Purchaser, in purchasing the Purchased Assets pursuant to this Agreement, is acquiring ownership, possession or use of all or substantially all of the property what can reasonably be regarded as being necessary for the Purchaser to carry on the said business or part thereof, all as contemplated in Subsection 167(1) of the ETA; and

(ee)	Disclosure –

(i)
the Vendor has disclosed to the Purchaser all facts known to it relating to the Project or the Purchased Assets, and has not omitted any facts known to it relating to the Project or the Purchased Assets, which could reasonably be expected to be material to an intending purchaser of the Project and the Purchased Assets; and

(ii)
no representation, warranty or written statement by the Vendor in this Agreement (including all Exhibits and Schedules hereto and any other agreements or documents delivered on the Closing) contains any untrue statement of a material fact or, when taken together, omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

3.2	Representations and Warranties of the Purchaser
The Purchaser represents and warrants to the Vendor the matters set out below:

(a)
Status of Purchaser - the Purchaser is a corporation incorporated and subsisting under the laws of the Province of Ontario. The Purchaser is registered and otherwise qualified to carry on business in the Province of Ontario and has the corporate power and capacity to own and/or lease is assets and carry on its business as currently conducted by it. The Purchaser has the power and capacity to enter into this Agreement and to carry out its terms. The Purchaser is not a consumer as defined in the Consumer Protection Act, 2002;

(b)
Due Authorization and Enforceability - the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action by the Purchaser and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general equitable principles;

(c)
No Violation - the execution, delivery and performance by the Purchaser of this Agreement does not and will not (i) contravene, breach or result in any Default under the articles, by-laws, constating documents or other organizational documents of the Purchaser, (ii) violate or be in conflict with, or constitute a Default under any Contract to which the Purchaser is a party or by which any of the Purchaser’s properties or assets are or may be bound and which in any case, would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement, (iii) violate or be in conflict with, or constitute a Default under any judgement, decree, order or award of any Governmental Authority having jurisdiction over the Purchaser and which in any case, would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement, (iv) violate or be in conflict with, or constitute a Default under any Governmental Authorization issued to the Purchaser and which would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement, or (v) violate any Applicable Law except to the extent that such violation could not reasonably be expected to limit in any material manner the ability of the Purchaser to perform its obligations under this Agreement;

(d)
No Insolvency - it is not insolvent and has not committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrancer or receiver has taken possession of any of its property nor is any of the foregoing pending nor has any of the foregoing been threatened in writing;

(e)
Litigation - There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the Purchaser's Knowledge, pending or threatened against or relating to the Purchaser before any Governmental Authority, which, if determined adversely to the Purchaser, would,

(i)	enjoin, restrict or prohibit the purchase by the Purchaser of all or any part of the Purchased Assets as contemplated by this Agreement; or

(ii)	delay, restrict or prevent the Purchaser from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, and the Purchaser has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success;

(f)
Absence of Approvals or Consents - except as expressly contemplated in this Agreement, no approval, order, consent of, or filing with, any Governmental Authority or Person is required in connection with the execution, delivery and performance by the Purchaser of this Agreement or the performance of the Purchaser’s obligations under this Agreement;

(g)
Brokers’ Fees - No Person acting on behalf of the Purchaser is or will be entitled to any brokerage fee, commission, finder’s fee or financial advisory fee from the Vendor in connection with the transactions contemplated in this Agreement; and

(h)	GST/HST – The Purchaser is registered under Part IX of the ETA and its registration number is 857700181 RT0001.

3.3	Non-Waiver
No investigations made by or on behalf of any Party at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the other Parties in or pursuant to this Agreement. No waiver of any condition or other provisions of this Agreement, in whole or in part, shall constitute a waiver of any other condition or provision of this Agreement (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

3.4	Nature and Survival
Each of the representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive:

(a)	the Closing,

(b)	the execution and delivery under this Agreement of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to the Purchased Assets, and

(c)	the payment of the consideration for the Purchased Assets,
in each case, for the same period of time during which an obligation to indemnify exists in respect of the representation, warranty or covenant pursuant to Article 7.
Article 4
PURCHASER’S CONDITIONS PRECEDENT
The obligation of the Purchaser to complete the purchase of the Purchased Assets under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

4.1	Truth and Accuracy of Representations of Vendor at the Closing Time
All of the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from a senior officer of the Vendor confirming the truth and correctness of such representations and warranties.

4.2	Performance of Obligations
The Vendor shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement and the Purchaser shall have received a certificate from a senior officer of the Vendor confirming such performance or compliance, as the case may be.

4.3	Original Executed Documents
The Vendor shall have delivered to the Purchaser originally executed copies of the Contracts listed in Schedule 2.1(d), the Governmental Authorizations listed in Schedule 2.1(e) and the Real Property Agreements.

4.4	Receipt of Closing Documentation
All instruments of conveyance and assignment and other documentation relating to the sale and purchase of the Purchased Assets, including assignments of each of the Contracts listed in Schedule 2.1(d), each of the Governmental Authorization listed in Schedule 2.1(e) and each of the Real Property Agreements (and consents to such assignments executed and delivered by the agreement counterparty(ies) in each case, or assignment and assumption agreements executed and delivered by the agreement counterparty(ies) in each case and in respect thereof, where required), notices of assignment, bills of sale and documentation relating to the due authorization and completion of such sale and purchase shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser, acting reasonably. Without limiting the foregoing:

(a)
the Project Lender shall have consented in writing to the assumption by the Purchaser of the Vendor’s obligations and liabilities existing at the Closing Time under the Project Loan Agreement, including the Project Loan and the Project Loan Security, and the Purchaser shall have assumed such liabilities and obligations on terms and conditions reasonably satisfactory to the Purchaser;

(b)
Bullfrog shall have executed and delivered an assumption and assignment agreement with respect to the assignment by the Vendor to the Purchaser of each of the Power Purchase Agreement (Veronika) and the Power Purchase Agreement (Victoria) in a form acceptable to Bullfrog;

(c)	HONI shall have executed and delivered an assumption and assignment agreement in respect of the Distribution Connection Agreement in a form acceptable to HONI;

(d)
Enercon GmbH shall have executed and delivered an assumption and assignment agreement in respect of the Enercon Partner Konzept Agreement, in a form acceptable to Enercon GmbH and reasonably acceptable to the Purchaser; and

(e)
Canada shall have executed and delivered an assumption and assignment agreement in respect of the Renewable Contribution Agreement, in a form acceptable to Canada, and Environment Canada shall have executed and delivered an assumption and assignment agreement in respect of the EcoLogo Licence Agreement, in a form acceptable to Environment Canada.

4.5	Consents, Authorizations and Registrations
All consents, approvals, orders and authorizations of any Person (and registrations, declarations, filings or recordings with any Governmental Authority) required in connection with the completion of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before the Closing Time on terms acceptable to the Purchaser, acting reasonably.

4.6	Bulk Sales Compliance
The Purchaser hereby waives compliance with the Bulk Sales Act (Ontario). The Vendor shall, and Quantum shall cause the Vendor to, on or prior to the day which is 30 days after the Closing Date pay, satisfy and discharge in full all liabilities of the Vendor which are due on the day immediately prior to the Closing Date and which are not Assumed Liabilities, and the Vendor shall deliver a written confirmation of same to the Purchaser.

4.7	No Proceedings
There shall be no order issued delaying, restricting or preventing, and no pending or threatened Claim or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.

4.8	No Material Damage
No material damage by fire or other hazard to the whole or any material part of the Purchased Assets shall have occurred from the date hereof to the Closing Time.

4.9	No Material Adverse Change
There shall have been no Material Adverse Change in respect of the Project or the Purchased Assets since the date of the Financial Statements.

4.10	Electricity Generation Licence
The OEB shall have issued to the Purchaser an interim electricity generation licence to generate electricity for sale and to provide ancillary services for sale in respect of the Project.

4.11	Encumbrances
The Purchased Assets shall be free and clear of all Encumbrances (other than, in respect of the Project Real Property only, any Permitted Encumbrances).

4.12	Completion of Purchase of Project Real Property

The purchase by the Project Real Property Purchaser from the Project Real Property Vendor of the Project Real Property pursuant to the Project Real Property Purchase Agreement shall have been completed.
If any of the foregoing conditions in this Article 4 have not been fulfilled within 30 days from the date hereof, the Purchaser may terminate this Agreement by notice to the Vendor, in which event the Purchaser shall thereupon be released from all obligations under this Agreement (other than its rights and obligations under Section 6.4), and unless the Purchaser can show that the condition relied on could reasonably have been performed by the Vendor, the Vendor shall thereupon also be released from all obligations under this Agreement (other than its rights and obligations under Section 6.4). However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.
Article 5
VENDOR’S CONDITIONS PRECEDENT
The obligations of the Vendor to complete the sale of the Purchased Assets under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part):

5.1	Truth and Accuracy of Representations of the Purchaser at Closing Time
All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct at the Closing Time and with the same effect as if made at and as of the Closing Time and the Vendor shall have received a certificate from a senior officer or director of the general partner of the Purchaser confirming the truth and correctness of such representations and warranties.

5.2	No Proceedings
There shall be no order issued delaying, restricting or preventing, and no pending or threatened Claim or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.

5.3	Performance of Obligations
The Purchaser shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement and the Vendor shall have received a certificate from a senior officer or director of the general partner of the Purchaser confirming such performance or compliance, as the case may be.

If any of the foregoing conditions in this Article has not been fulfilled within 30 days from the date hereof, the Vendor may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendor shall thereupon be released from all obligations under this Agreement (other than its rights and obligations under Section 6.4), and unless the Vendor can show that the condition relied upon could reasonably have been performed by the Purchaser, the Purchaser shall thereupon also be released from all obligations under this Agreement (other than its rights and obligations under Section and 6.4). However, the Vendor may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.
Article 6
OTHER COVENANTS OF THE PARTIES

6.1	Assumption and Acknowledgement Agreements
Each of the Vendor and the Purchaser shall at or prior to the Closing Time enter into an assumption and acknowledgement agreement with, in each case in form acceptable to each of the Purchaser and Vendor, acting reasonably, (i) Bullfrog and with respect to the assignment by the Vendor to the Purchaser of each of the Power Purchase Agreement (Veronika) and the Power Purchase Agreement (Victoria) pursuant to this Agreement, and in a form acceptable to Bullfrog, (ii) HONI and with respect to the assignment by the Vendor to the Purchaser of each of the Distribution Connection Agreement pursuant to this Agreement, and in a form acceptable to HONI, (iii) Enercon GmbH and with respect to the assignment by the Vendor to the Purchaser of the Enercon Partner Konzept Agreement, and in a form acceptable to Enercon GmbH, (iv) Canada and with respect to the assignment by the Vendor to the Purchaser of the Renewable Contribution Agreement, in a form acceptable to Canada, and (v) Environment Canada and with respect to the assignment by the Vendor to the Purchaser of the EcoLogo Licence Agreement, in a form acceptable to Environment Canada.
Without limiting the foregoing, the Vendor shall do all such things and provide all such reasonable assurances as may be required to notify Bullfrog, HONI, Enercon GmbH, Canada and Environment Canada of the transactions contemplated herein and as required under the Contracts listed in Schedule 2.1(d) and Governmental Authorizations listed in Schedule 2.1(e), respectively, or under any Applicable Laws.

6.2	Conduct of Vendor Prior to Closing
During the period from the date of this Agreement to the Closing Time, the Vendor shall:

(a)
Conduct Project in the Ordinary Course – except as otherwise contemplated or permitted by this Agreement, operate the Project in the ordinary course, and not, without the prior written consent of the Purchaser, enter into any transaction or do anything or omit to do anything which, if effected or done before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendor contained in this Agreement;

(b)
Maintain Contracts, Governmental Authorization and Real Property Agreements – not authorize, recommend or propose to terminate, transfer, amend, modify or change (or authorize, recommend or propose to do so) in any material respect any Contract, Governmental Authorization or Real Property Agreement or waive, release or grant any right thereunder, and perform, in all material respects, all of the obligations required to be performed by the Vendor under all Contracts, Governmental Authorizations and Real Property Agreements;

(c)	Maintain Good Relations – use all reasonable efforts to maintain good relations with the Project Real Property Vendor;

(d)	Comply with Laws – comply with all Applicable Laws affecting the operation of the Project, the Project Real Property or the Purchased Assets; and

(e)
Approvals – cooperate with the Purchaser and use all commercially reasonable efforts to obtain and diligently assist the Purchaser in obtaining (i) all necessary consents, approvals and authorizations, under any Applicable Laws, in respect of the Project or the Purchased Assets, and (ii) all necessary consents and approvals and/or assignment and assumption agreements in respect of the purchase by the Purchaser of the Purchased Assets hereunder.

6.3	Access for Investigation
The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time, to have: (i) free and unrestricted access during normal business hours (upon reasonable advance notice to the Vendor) to the Purchased Assets. The Vendor shall furnish to the Purchaser copies of books and records in respect of the Project and the Purchased Assets as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Article 3 or to conduct due diligence with respect to the Project. The Vendor shall cooperate and assist, to the extent reasonably requested by the Purchaser, with the Purchaser’s investigation and evaluation of the Project, and the Purchased Assets.

6.4	Confidentiality

(a)
If the transactions contemplated by this Agreement are not completed, neither the Purchaser nor the Vendor shall, except as provided in Section 6.4(c), directly or indirectly use for its own purposes or communicate to any other Person the existence of this Agreement or any confidential information or data relating to the Project, the Purchased Assets or the other Party, as the case may be, which was made available to the Purchaser or Vendor (or their representatives) as the case may be by the other Party in connection with the transactions contemplated hereby.

(b)
If the transactions contemplated by this Agreement are completed, the Vendor shall not directly or indirectly use for its own purposes or communicate to any Person the Project Information or any other confidential information relating to Project, or the Purchased Assets in its possession or under its control.

(c)
Nothing contained herein shall prevent the Parties from (i) disclosing or making available to their respective Affiliates, accountants, professional advisors and bankers and other lenders, whether current or prospective, (but only for the purpose of exercising their rights or performing their obligations under this Agreement) any of such information or data provided that the Person disclosing the same shall cause such Persons to maintain the confidentiality of such information or data and (ii) making public disclosure of this Agreement and the transactions contemplated herein as required by any Applicable Law or the rules or regulations of any stock exchange.

(d)
Notwithstanding any other provision of this Agreement, the provisions of this Section 6.4 shall survive the termination of this Agreement for any reason and the Closing of the transactions of purchase and sale contemplated in this Agreement.

6.5	Notification of Municipality
As soon as reasonably possible following the Closing Date, and in any event, within three (3) Business Days of the Closing Date, the Purchaser shall notify the township of Campbell in respect of the change in ownership of the Project.
Article 7
INDEMNIFICATION

7.1	Indemnification.

(f)
Each of Quantum and the Vendor shall jointly and severally indemnify and save each of the Purchaser and its Affiliates and each of their respective directors, officers, employees and agents (collectively, the “Purchaser Indemnified Persons”) harmless from and against any Loss suffered or incurred by the Purchaser Indemnified Persons to the extent arising out of, or resulting from any breach of any representation, warranty or covenant of Quantum or the Vendor contained in this Agreement.

(g)
The Purchaser shall indemnify and save the Vendor and its Affiliates and each of their respective directors, officers, employees and agents (collectively, the “Vendor Indemnified Persons”) harmless from and against any Loss suffered or incurred by the Vendor Indemnified Persons to the extent arising out of, or resulting from (i) any breach of any representation, warranty or covenant of the Purchaser contained in this Agreement and (ii) any failure by the Purchaser to fully satisfy, discharge or fulfil the Assumed Liabilities.

7.2	Notice of Claim.
An Indemnified Party shall promptly give notice to the Indemnitor of any Claim for indemnification pursuant to Section 7.1. Such notice shall specify whether the Claim arises as a result of a claim by a third party against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.
The failure to promptly provide such notice will not relieve the Indemnitor of any obligation to indemnify the Indemnified Party, except to the extent that such failure prejudices the Indemnitor.

7.3	Direct Claims.
With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnitor shall have thirty (30) days to make such investigation of the Claim as the Indemnitor considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnitor and its authorized representatives the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnitor agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnitor shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the Indemnified Party and the Indemnitor do not agree within such period (or any mutually agreed upon extension thereof), the Indemnified Party and the Indemnitor agree that the dispute shall be submitted to the dispute resolution procedure under Article 8.

7.4	Third Party Claims

(a)
With respect to any Third Party Claim, the Indemnitor shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnitor shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnitor elects to assume such control, the Indemnified Party shall cooperate with the Indemnitor, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnitor and the Indemnified Party shall be retained by the Indemnitor.

(b)
Any Indemnified Party will have the right to employ separate counsel in any Third Party Claim and/or participate in the defence thereof, but the fees and expenses of such counsel will not be included as part of any Losses incurred by the Indemnified Party unless (i) such Indemnified Party has received an opinion of counsel, reasonably acceptable to the Indemnitor, to the effect that the interests of the Indemnified Party and the Indemnitor with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (ii) the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor.

(c)
If the Indemnitor fails to assume control as contemplated in Section 7.4(a) in a timely manner or thereafter fails to defend any such Third Party Claim in a timely manner, the Indemnified Party shall be entitled to assume such control. In addition, the Indemnitor shall reimburse the Indemnified Party’s out-of-pocket expenses, including expenses of counsel, as a result of such assumption.

(d)
The Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if such settlement or compromise involves an admission of guilt or liability on the part of the Indemnified Party or would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification under this Agreement.

(e)
The Indemnified Party and the Indemnitor shall cooperate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep informed about and be prepared to discuss the Third Party Claim with his counterpart and with counsel at all reasonable times.

7.5	Additional Rules and Procedures
The obligation of an Indemnitor to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(a)
Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall be entitled to recover from another Party (including an Indemnitor), for any Losses, any amount in excess of the actual compensatory damages, court costs and reasonable lawyers’ and other advisor fees suffered by such Indemnified Party. The Parties waive any right to recover punitive, incidental, indirect, special, exemplary and consequential damages, and economic loss and damages in respect of loss of opportunity arising in connection with or respect to this Agreement. The provisions of this Section 7.5(a) shall not apply to indemnification for a Third Party Claim.

(b)
If the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by an Indemnified Party by recovery, settlement or otherwise under our pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any Person (other than an Indemnitor), the amount of such reduction, together with any interest earned on such amount, if applicable, less any deductibles, costs or expenses incurred in connection therewith, shall be promptly paid to by the Indemnified Party to the Indemnitor.

7.6	Indemnification Claims.
An Indemnified Party shall only be entitled to make any claim for indemnification under Section 7.1 to the extent that the aggregate amount of all such claims made in good faith for indemnification exceeds $25,000, but thereafter such Indemnified Party shall be entitled to claim indemnification for any Loss in excess of $5,000. Notwithstanding anything else in this Article 7, the maximum aggregate amount of liability of an Indemnitor under this Agreement shall be limited to the amount of $400,000, except, (i) in the case of Claims based on the absence of, or deficiency in, the title of the Vendor to the Purchased Assets, the maximum aggregate amount of liability of the Vendor and Quantum as an Indemnitor under this Agreement shall be limited to the amount of the Purchase Price, (ii) in the case of Claims based on Purchaser’s failure to satisfy the Assumed Liabilities, the maximum aggregate amount of liability of the Purchaser as an Indemnitor under this Agreement shall be limited to the amount of the Purchase Price, and (iii) in the case of Claims based on fraud, wilful misconduct or gross negligence, the maximum amount of liability of an Indemnitor under this Agreement shall not be limited.

7.7	Tax Status of Payments
Any payment made by or on behalf of the Vendor pursuant to this Article 7 shall constitute a reduction of the Purchase Price and any payment made by or on behalf of the Purchaser pursuant to this Article 7 shall constitute an increase in the Purchase Price. If any payment made by the Vendor or the Purchaser pursuant to this Article 7 is deemed by the ETA to include GST/HST, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

7.8	Exclusive Remedy
The rights of indemnity of the Vendor and the Purchaser set forth in this Article 7 are the sole and exclusive remedies of each such Party for monetary compensation in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the other of them under this Agreement but are not, for clarity, the sole and exclusive remedy for equitable relief or under any instruments or documents delivered pursuant to this Agreement. Accordingly, each of the Vendor and the Purchaser waives, from and after the Closing, any and all rights, remedies and claims that one such Party may have against the other for monetary compensation, whether at law, under any statute or in equity (including but not limited to claims for contribution or other rights of recovery arising under any Environmental Laws, claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this Article 7, other than those arising with respect to any fraud, willful misconduct or gross negligence, and other than those provided for in other documents or instruments delivered pursuant to this Agreement. The Parties agree that if a Claim for indemnification is made by one Party in accordance with Section 7.1(a) or 7.1(b) as the case may be and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such Claim, then a legal proceeding is the appropriate means to seek a remedy for such refusal. This Article 7 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any closing document or by any termination or rescission of this Agreement by any Party.

7.9	Termination of Obligations
The obligations of the Parties under Section 7.1 shall terminate on the date which is 15 months after the Closing Date, except with respect to bona fide Claims for indemnification set forth in written notices given prior to such date; provided that Claims based on the absence of, or deficiency in, the title of the Vendor to the Purchased Assets and Claims based on intentional misrepresentation or fraud shall terminate on the date which is the last day of the 15 year ultimate limitation period pursuant to the Limitations Act, 2002.

7.10	Trustee and Agent
Each of the Purchaser and the Vendor acknowledges that the other of the Purchaser and the Vendor is acting as trustee and agent for the remaining Purchaser Indemnified Persons or Vendor Indemnified Persons, as the case may be, on whose behalf and for whose benefit the indemnity in Sections 7.1(a) and 7.1(b), as the case may be, is provided and that such remaining indemnified Persons shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. Each of the Purchaser and the Vendor agrees that the other of the Purchaser and the Vendor may enforce the indemnity for and on behalf of such remaining indemnified Persons and, in such event, the Party from whom indemnification is sought will not in any proceeding to enforce the indemnity by or on behalf of such remaining indemnified Persons assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.
Article 8
ARBITRATION

8.1	Arbitration
All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, including with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement (“Disputes”) shall be determined by arbitration under the Arbitration Act, 1991 (Ontario) (the “Arbitration Act”), provided that:

(c)	any hearing in the course of the arbitration shall be held in Toronto, Ontario in the English language;

(d)	the application of section 7(2) of the Arbitration Act is expressly excluded;

(e)
subject to section 44 of the Arbitration Act, any award or determination of an arbitrator shall be final and binding on the parties and there shall be no appeal on any ground, including, for greater certainty, any appeal on a question of law, a question of fact, or a question of mixed fact and law;

(f)
an arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in such manner as the arbitrator considers reasonable, provided that an arbitrator shall not award costs on a distributive basis; and

(g)
all matters relating to the arbitration shall be kept confidential to the full extent permitted by law and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this dispute resolution provision.

Article 9
GENERAL

9.1	Submission to Jurisdiction

(e)
Each Party submits to the exclusive jurisdiction of any Ontario courts sitting in Toronto in any action, application, reference or other proceeding arising out of or relating to this Agreement and consents to all claims in respect of any such action, application, reference or other proceeding being heard and determined in such Ontario courts. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding. Each Party consents to any action, application, reference or other proceeding arising out of or relating to this Agreement being tried in Toronto and, in particular, being placed on the Commercial List of the Ontario Superior Court of Justice.

(f)
The Parties shall not raise any objection to the venue of any action, application, reference or other proceeding arising out of or relating to this Agreement in the Ontario Courts sitting in Toronto, including the objection that the proceedings have been brought in an inconvenient forum.

(g)
A final judgment in any such action, application or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law and shall not be re-litigated on the merits.

(h)
THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT PRESENT OR FUTURE, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 9.1(d) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS TO/MUST BE TRIED BY A JUDGE OR JUDGES SITTING WITHOUT A JURY.

9.2	Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:

(f)	in the case of a Notice to the Vendor at:
161 Bay Street
27th Floor
Toronto, Ontario
M5J 2S1

Attention: Thomas Schneider
Fax: (416) 847-3729
Email: t.s@schneiderpower.com

(g)	in the case of a Notice to Quantum at:
25242 Arctic Ocean Drive
Lake Forest, CA 92630

Attention: Brad Timon
Fax: 949-399-4567
Email:    btimon@qtww.com

(h)	in the case of a Notice to the Purchaser at:
147 Mahood Johnston Drive
Kincardine, Ontario
N2Z 3A2

Attention:    President
Fax:    519-396-3690
Any Notice given, delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is given, delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is given, delivered or transmitted after 5:00 p.m. local time, or if such day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its address or the Person to whom Notice is to be given by giving Notice to the other Parties in accordance with the provisions of this Section.

9.3	Public Notices
The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the existence of this Agreement and the transactions contemplated by this

Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party under laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party at such time as it is made to the regulatory authority.

9.4	Expenses
Except as otherwise agreed, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

9.5	Planning Act (Ontario)
This Agreement shall only be effective to create an interest in real property if the subdivision control provisions of the Planning Act (Ontario), as amended, are complied with before the Closing Date.

9.6	Amendment
No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless agreed by the Party to be bound thereby.

9.7	Assignment
No Party may assign this Agreement or any rights or obligations under this Agreement without the consent of each of the other Parties.

9.8	Enurement
This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

9.9	Further Assurances
The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

9.10	Severability
The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

9.11	Transfer and Delivery of Project and Purchased Assets

Following Closing, the Vendor shall execute and deliver to the Purchaser on request by the Purchaser from time to time and at the Purchaser’s expense such other instruments of transfer, consents, notices and documents as may be necessary or desirable to effectively transfer to the Purchaser the Purchased Assets that come into existence or arise or come into the ownership or possession of the Vendor on or after the Closing Date free and clear of Encumbrances (other than, in respect of the Project Real Property only, any Permitted Encumbrances).

9.12	Execution and Delivery
This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile or in portable document format (PDF) and all such counterparts, facsimiles and PDF copies shall together constitute one and the same agreement.
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IN WITNESS OF WHICH the Parties have duly executed this Agreement.

LEADER RESOURCES SERVICES CORP.		SCHNEIDER POWER PROVIDENCE BAY INC.
By:	/s/ Charles Edey	By:	/s/ Thomas Schneider
	Name: Charles Edey		Name: Thomas Schneider
	Title: President		Title: President

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
By:	/s/ W. Brian Olson
Name: W. Brian Olson
Title: President